Exhibit 10.7

Cornell Capital Partners, LP

101 Hudson Street, Suite 3700

Jersey City, New Jersey 07302

July 20, 2006

Wentworth Energy, Inc.
115 West 7th Street, Suite 1450
Fort Worth, TX 76102
Attention: John Punzo

Re:

Agreement concerning the Securities Purchase Agreement between Cornell Capital Partners, LP and Wentworth Energy, Inc. and related Agreements.

Dear Mr. Punzo:

This Letter Agreement (“Agreement”) will confirm the understanding between Wentworth Energy, Inc. (the “Company”) and Cornell Capital Partners, LP (the “Cornell”).  This Agreement shall become effective upon the Company’s consummation of a financing transaction with the purchasers of Senior Secured Convertible Notes (the “Notes”) that will result in the Company receiving gross proceeds of at least Thirty Million Dollars ($30,000,000) substantially in the form of the term sheet attached hereto as Exhibit A (the “Note Transaction”).

The Company and Cornell entered into a Securities Purchase Agreement (“Securities Purchase Agreement”) dated January 12, 2006 pursuant to which the Company issued and sold to Cornell secured convertible debentures in the aggregate principal sum of One Million Five Hundred Thousand Dollars ($1,500,000) (the “Convertible Debentures”), which are convertible into shares of the common stock of the Company (the “Common Stock”).  In connection with the Securities Purchase Agreement, the Company and Cornell entered into a Registration Rights Agreement (the “Registration Rights Agreement”) on January 12, 2006, the Company and Cornell entered into a Security Agreement (the “Security Agreement”), and Wentworth Oil and Gas, Inc., a majority owned subsidiary of the Company, and Cornell entered into a Security Agreement (the “Subsidiary Security Agreement”) on January 12, 2006.  The Convertible Debentures, Securities Purchase Agreement, Registration Rights Agreement, the Security Agreement, the Subsidiary Security Agreement, and all documents entered into in connection therewith shall be referred to herein as the “Transaction Documents”.

All capitalized terms not defined herein shall have the meaning assigned to them in the Transaction Documents, as applicable.

Our agreement is as follows:

1.

No Event of Default.

Each party confirms that after taking into account the provisions of this Agreement, and the entry into the Note Transaction, the Company is not in default of any provisions of the Transaction Documents, and Cornell waives any breach or default that previously existed, and any defaults that may arise or exist under the Transaction Documents as a result of the debt, security and equity documents entered into by or in connection with the Note Transaction.

2.

Security.

Cornell will enter into a subordination agreement pursuant to which Cornell’s security interest created under the Security Agreement and the Subsidiary Security Agreement shall be subordinated to the purchasers of the Notes “Note Purchasers Subordination Agreement”).  Security interests consistent with the Note Purchasers Subordination Agreement may be filed after the purchasers of securities in the Note Transaction have perfected their interests.

3.

Convertible Debentures.

(a)

Section 3(b)(ii) of the Convertible Debentures shall be deleted in its entirety and replaced with the following:

3(b)(ii). The Holder shall not convert in excess of $250,000 of principal amount of this Debenture (combined with conversions on all other debentures pursuant to the Securities Purchase Agreement) at the Market Conversion Price in any thirty (30) day period.  Notwithstanding the forgoing, this conversion restriction shall not apply upon the occurrence of an Event of Default or if waived in writing by the Company.  Nothing contained in this Section 3(b)(ii) hereof shall limit the Holder’s right to make conversions at the Fixed Conversion Price.

4.

Leak Out Agreement.

Commencing on the date hereof, in any single Calendar month, Cornell shall not sell an aggregate number of shares of Common Stock in excess of the Share Limitation amount unless waived in writing by the Company.  The “Share Limitation” shall mean the greater of (a) three hundred thousand (300,000) shares of Common Stock, or (b) five percent (5%) of the total volume of the Common Stock traded for the previous Calendar month according to Bloomberg, LP.  Further, Cornell may accumulate any unsold shares from any preceding Calendar month, so long as these shares were available to have been sold under Section 4(a) hereof (“Accumulated Shares”) in addition to the current Calendar month Share Limitation, but the amount of Accumulated Shares that may be sold in any single Calendar month shall  be limited to 10% of the total volume of the Common Stock traded for the previous Calendar month according Bloomberg. LP.  The sale by Cornell of any shares at $4.50 or higher shall not count towards any Share Limitation.  This Share Limitation will have no force or effect and Cornell shall have no restrictions under the Share Limitation upon the occurrence of (i) an Event of Default under the Notes issued by the Company in the Note Transaction (an “Event of

Default”), or (ii) in the event that any purchasers of Notes of the Company are not bound by the limitations set forth in the Notes or the Note Transaction, for any reason, whether or not pursuant to the terms of the Notes or any agreement or item entered into in connection therewith or by written consent of the Company.  The Company shall notify Cornell in writing of an event described in the preceding sentence within five (5) business days of the occurrence of such an event.  The provisions of the Section 4 shall only apply to shares of Common Stock acquired by Cornell in connection with the Securities Purchase Agreement, including the shares of Common Stock underlying the Convertible Debentures and the Commitment Shares, but shall exclude the Warrant Shares..

5.

Amendments to Registration Rights Agreement.

(a)

Cornell hereby waives, on a one time basis, its rights to receive any Liquidated Damages (as defined in the Registration Rights Agreement) due to any failure by the Company to timely file the Registration Statement or timely have the Registration Statement declared effective by the SEC pursuant to the Registration Rights Agreement prior to the date hereof.

(b)

The Company shall register the Registrable Securities (which shall include at least 2,308,000 shares underlying the Convertible Debentures, 1,500,000 Warrant Shares, and 100,000 Commitment Shares) for resale by Cornell on the registration statement used to register the shares of stock issued or issuable in connection with the Note Transaction.  The Company shall file such registration statement by the 30th day following closing of the Note Transaction, and use its best efforts to have such registration statement declared effective by the SEC no later than 105 days following the closing of the Note Transaction.  The 7,758,000 shares of common stock currently held in pledge as security for performance under the Convertible Debentures will be released, returned to the company and cancelled.

(c)

The Scheduled Filing Deadline and the Scheduled Effective Deadline, each as defined in the Registration Rights Agreement, shall be amended to mean those dates consistent with the timing set forth in Section 5(b) above.

(d)

In the event that the registration statement is not filed by the Scheduled Effective Deadline or not declared effective by the Scheduled Effective Deadline as set forth herein, then Liquidated Damages shall begin to accrue from and after such amended Scheduled Effective Deadline or amended Scheduled Effective Deadline, as the case may be, in accordance with Section 2(c) of the Registration Rights Agreement.

6.

Events of Default.

An event of default under the Note Transaction shall constitute an event of default under the Convertible Notes, and will release Cornell from the Share Limitation provisions of Section 4.

7.

Except as set forth herein, all terms and conditions of the Transaction Documents Debentures shall remain unchanged and in full force and effect.

8.

This Agreement shall be governed by and construed under the laws of the State of New Jersey.

9.

Cornell hereby consents to the Company and its subsidiaries consummating the Note Transaction and the issuance of all securities to be issued thereby in connection with the Note Transaction including, but not limited to, the Notes the Warrants and the issuances of shares of Common Stock of the Company pursuant to all of the foregoing documents.

10.

This letter may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.  This letter shall be accepted, effective and binding, for all purposes, when the parties shall have signed and transmitted to each other, by telecopier or otherwise, copies of this letter.  The terms of this letter supersede the terms of any other verbal or written agreement existing prior to the date hereof.  In the event of any litigation arising hereunder, the prevailing party or parties shall be entitled to recover its or their reasonable attorneys’ fees and court costs from the other party or parties, including the costs of bringing such litigation and collecting upon any judgments.  This letter shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, trustees, successors and assigns.  Except for the amounts expressly set forth herein, none of the parties hereto shall be liable to any other party for any amounts whatsoever.

[SIGNATURE PAGE IMMEDIATELY TO FOLLOW]

Please indicate your agreement to the foregoing by signing below where indicated.

Sincerely,

CORNELL CAPITAL PARTNERS, LP

By:  Yorkville Advisors, LLC

Its:  General Partner

By:       /s/ Mark Angelo

Name:  Mark Angelo

Its:

President and Portfolio Manager

Acknowledged and Agreed

on July 20, 2006:

WENTWORTH ENERGY, INC.

By: /s/ John Punzo

Name:

John Punzo

Title:

Chief Executive Officer

cc:

Chris Dieterich, Esq.

EXHIBIT A

NOTE TRANSACTION TERM SHEET

TERM SHEET ATTACHED TO JULY 14, 2006 WAIVER LETTER FROM CORNELL TO WENTWORTH.